UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2017

AQUA METALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37515	47-1169572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1010 Atlantic Avenue Alameda, California 94501
(Address of principal executive offices)

(510) 479-7635
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

On April 13, 2017, we entered into an agreement with Ebonex Limited, a company registered in England and Wales (“Seller”), for our purchase, and the Seller’s sale, of all of the capital shares of Ebonex IPR Limited, a company registered in England and Wales. Ebonex IPR Limited is a pre-revenue IP-based company that has developed patented technology in the field of advanced materials and manufacturing methods for advanced lead acid batteries. In consideration of our acquisition of all of the capital shares of Ebonex IPR Limited, we paid the Seller $100,000 and issued to the Seller 123,776 shares of our common stock. The agreement contains representations, warranties and indemnities that are customary to acquisition agreements of this nature. The transactions under the agreement closed on April 13, 2017.

None of our officers or directors had any direct or indirect interest in our acquisition of Ebonex IPR Limited. In the early 1990s, our chief executive officer, Dr. Stephen R. Clarke, and Dr. Clarke’s father co-founded Atraverda Ltd., a UK company that is a predecessor to Ebonex Limited. In 1993, Dr Clarke and his father resigned from their positions with Atraverda Ltd. and Atraverda Ltd. was subsequently dissolved and wound-up. Neither Dr. Clarke, his father nor any of their family members or affiliates have ever held any direct or indirect interest in Ebonex IPR Limited, Ebonex Limited or any other successor in interest to Atraverda Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AQUA METALS, INC.

Dated: April 21, 2017	/s/ Stephen R. Clarke
Stephen R. Clarke
Chief Executive Officer